Exhibit 3.2

CERTIFICATE OF FORMATION

OF

NISSAN WHOLESALE RECEIVABLES COMPANY II LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del C. §18-101 et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company is Nissan Wholesale Receivables Company II LLC (hereinafter referred to as the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.

ARTICLE III

The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.

ARTICLE IV

This Certificate of Formation shall be effective on April 1, 2021 at 3:02 a.m. Eastern Daylight Time.

IN WITNESS OF THE FOREGOING, the undersigned has duly executed this Certificate of Formation this 31st day of March, 2021.

By:	/s/ Timothy Hauck
Timothy Hauck
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:49 PM 03/31/2021	Nissan Wholesale Receivables Company II LLC
FILED 05:49 PM 03/31/2021	Certificate of Formation
SR 20211129590 - File Number 3652574